Memorandum        Exhibit 10.1

John Bean Technologies Corporation
        70 West Madison
        Suite 4400
        Chicago, IL 60602

        Phone: 312/861-5900

To	Jack Martin	Date	March 7, 2022
From	Brian Deck	Cc	File

Subject	Employment Offer

I am very pleased to provide you with this letter confirming our offer to you for the position of Executive Vice President, Supply Chain, reporting to me, with an expected start date of April 4, 2022. We are excited to have you as a leader at JBT and member of the Executive Leadership team. The elements of your compensation are itemized below.

Annual Salary	$334,000
Target Cash Bonus	50%
Target Total Cash	$501,000
One-time discretionary LTIP award (equity)	$200,000
Annual LTIP award (starting in 2023)	$225,000
Change in Control Agreement & Executive Severance Plan	Attached
Group Insurance – Medical, Dental, Life, Disability, & Vision	Attached
401 (k) Plan	Up to 6.5% Company Match
Vacation	Four weeks (earned monthly)
Financial Planning	Up to $20,000 Annually
Concierge Health Care	$5,000 Annually
Parking	On-site Reimbursement
Effective Date	April 4, 2022

Your annual base salary of $334,000 will be paid on a biweekly basis.

ANNUAL CASH BONUS
You will be eligible to participate in the JBT Management Incentive Plan (MIP). Your JBT Management Incentive Plan (MIP) bonus target payout will be 50% of your base salary. This cash incentive bonus is based on both business performance incentives (BPI) and Personal Performance Indicators (PPI). The BPI measures the Company’s actual financial performance on performance objectives established annually by the Compensation Committee of the Board and is weighted (75%). Payouts can range from 0.0 to 2.5 times target. The PPI measures your individual performance to objectives and is weighted (25%). Payouts can range from 0.0 to 2.0 times target.

LONG-TERM INCENTIVE:
You will also be eligible to participate in the John Bean Technologies Corporation Long Term Incentive Plan (LTIP) which provides for periodic equity awards at the discretion of the Board of Directors. Equity awards are determined annually by the Compensation Committee of the Board of Directors. As incentive to join JBT, you will be awarded a three-year time-based award of $200,000 upon joining JBT. Your “Annual” award in 2023 will have an expected grant date value of $225,000. Annual LTIP awards are comprised of two components; 40% of the award consists of time-based restricted stock units (RSUs) and 60% consists of performance-based restricted stock units (PSUs). Performance payouts can range from 0 to 200%. Financial performance objectives for the LTIP are also established annually by the Compensation Committee.

SEVERANCE AGREEMENT:
As an executive officer, you will be eligible to enter into an Executive Severance Agreement (the “Change in Control Agreement”) that extends benefits in the event JBT undergoes a qualified change in control action. The form of Change in Control Agreement you will execute upon starting with JBT is attached as Exhibit B.

You will also be eligible to participate in JBT’s Executive Severance Pay Plan (the “Severance Plan”) which includes 15 months of base salary, target bonus and compensation for costs associated with continuation of medical and dental benefits under COBRA, vacation pay, outplacement assistance and other benefits in connection with an involuntary termination. The plan agreement is attached as Exhibit C.

OTHER BENEFITS:
As an executive officer, JBT provides up to $20,000 annually to be used for financial planning and/or tax assistance. In addition, parking in the building garage is available if you choose to drive to work. Finally, you will be eligible for an annual executive physical with an annual value of approximately $5,000.

CONDITIONS OF EMPLOYMENT:
As a condition of this offer of employment, you have represented to JBT that you do not possess any documents or other materials containing confidential information or trade secrets of your former employers. Furthermore, JBT affirmatively states that it has no desire to obtain or use any confidential information or trade secrets of any of your former employers should you accept employment with JBT.

This offer of employment is further contingent upon a background check and your ability to pass the Company pre-employment physical examination, which includes a urine test for substances of abuse. A copy of the JBT Substance Abuse Policy is attached. If you accept the offer, you will receive an email with a link to our applicant system where you will be asked to electronically sign consent forms to proceed with a drug test. We will arrange your drug test and will contact you with the date and time.

Additionally, upon your acceptance JBT will initiate board of director approval for your appointment, as required given this is a corporate officer position.

Nothing in this letter shall interfere with the right of the Company to discharge any employee at any time, nor shall the agreement be construed so as to create a contract, promise or guarantee of employment for any specific term in any position or assignment.

AT-WILL EMPLOYMENT:
By signing this letter below, you understand and agree that your employment with the Company is at-will, that is your employment is not for any specified duration and that it may be terminated by you or the Company, at any time, with or without cause and with or without notice. The preceding sentence supersedes any prior representations or agreements concerning your employment by the Company, written or oral. You understand and agree that no manager or other employee of the Company has the authority to alter the at-will nature of your employment, except the President of the Company, who can only do so if in writing.

We know your association with our Company will be personally and professionally rewarding and that you will contribute in many ways to the overall effectiveness of the Executive Leadership team. Please sign and return a copy of this letter acknowledging your acceptance. Do not hesitate to ask us if you have any questions regarding this offer of employment.

Jack, I look forward to working with you.

Sincerely,

Brian A. Deck
President and Chief Executive Officer

I Accept This Offer on the Terms Indicated

/Jack Martin/                        03/07/22
Signature                         Date